                                                                     EXHIBIT 2.1


________________________________________________________________________________



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                    among:

                             Quantum Corporation,
                            a Delaware corporation;

                        Defiant Acquisition Sub, Inc.,
                            a Delaware corporation;

                             Meridian Data, Inc.,
                          a Delaware corporation; and

                             Meridian Data, Inc.,
                           a California corporation

                          ___________________________

                           Dated as of May 10, 1999

                          ___________________________


________________________________________________________________________________

                               Table Of Contents

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
Section 1.Description of Transaction...........................................................................   1

         1.1      Merger of Merger Sub into the Principal Company..............................................   1

         1.2      Effect of the Merger.........................................................................   2

         1.3      Closing; Effective Time......................................................................   2

         1.4      Certificate of Incorporation and Bylaws; Directors and Officers..............................   2

         1.5      Conversion of Shares.........................................................................   2

         1.6      Stock Options................................................................................   4

         1.7      Closing of the Company's Transfer Books......................................................   4

         1.8      Exchange of Certificates.....................................................................   4

         1.9      Dissenting Shares............................................................................   5

         1.10     Tax Consequences.............................................................................   6

         1.11     Accounting Consequences......................................................................   6

         1.12     Further Action...............................................................................   6

Section 2.Representations and Warranties of the Company........................................................   6

         2.2      Certificate of Incorporation and Bylaws......................................................   7

         2.3      Capitalization, Etc..........................................................................   7

         2.4      SEC Filings; Financial Statements............................................................   8

         2.5      Absence of Changes...........................................................................   9

         2.6      Title to Assets.............................................................................   11

         2.7      Receivables; Customers......................................................................   11

         2.8      Real Property; Equipment; Leasehold.........................................................   11

         2.9      Proprietary Assets..........................................................................   11

         2.10     Contracts...................................................................................   15

         2.11     Sale of Products; Performance of Services...................................................   17

         2.12     Liabilities.................................................................................   18

         2.13     Compliance with Legal Requirements..........................................................   18

         2.14     Certain Business Practices..................................................................   18

         2.15     Governmental Authorizations; Customs........................................................   18

         2.16     Tax Matters.................................................................................   19

         2.17     Employee and Labor Matters; Benefit Plans...................................................   20

                                      i.

                               Table Of Contents
                                  (continued)

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         2.18     Environmental Matters.......................................................................   22

         2.19     Insurance...................................................................................   23

         2.20     Transactions with Affiliates................................................................   23

         2.21     Legal Proceedings; Orders...................................................................   24

         2.22     Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement...........   24

         2.23     Section 203 of the DGCL Not Applicable; Company Rights Plan.................................   24

         2.24     No Discussions..............................................................................   25

         2.25     Vote Required...............................................................................   25

         2.26     Non-Contravention; Consents.................................................................   25

         2.27     Fairness Opinion............................................................................   26

         2.28     Financial Advisor...........................................................................   26

         2.29     Registration Statement......................................................................   26

Section 3.Representations and Warranties of Parent and Merger Sub.............................................  .27

         3.1      Organization, Standing and Power............................................................   27

         3.2      Capitalization, Etc.........................................................................   27

         3.3      SEC Filings; Financial Statements..........................................................    28

         3.4      Disclosure..................................................................................   28

         3.5      Authority; Binding Nature of Agreement......................................................   28

         3.6      No Vote Required............................................................................   29

         3.7      Non-Contravention; Consents.................................................................   29

         3.8      Valid Issuance..............................................................................   29

Section 4.Certain Covenants...................................................................................   29

         4.1      Access and Investigation....................................................................   29

         4.2      Operation of the Company's Business.........................................................   30

         4.3      No Solicitation.............................................................................   33

         4.4      Proprietary Assets..........................................................................   35

         4.5      Termination of Plans........................................................................   35

         4.6      Plan Amendment..............................................................................   35

         4.7      Approval of Delaware Reincorporation........................................................   35

                               Table Of Contents
                                  (continued)

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
         4.8      Parent Notification.........................................................................   36

Section 5.Additional Covenants of the Parties.................................................................   36

         5.1      Registration Statement; Prospectus/Proxy Statement..........................................   36

         5.2      Company Stockholders' Meeting...............................................................   37

         5.3      Regulatory Approvals........................................................................   39

         5.4      Stock Options...............................................................................   39

         5.5      Indemnification of Officers and Directors...................................................   40

         5.6      Additional Agreements.......................................................................   41

         5.7      Disclosure..................................................................................   41

         5.8      Affiliate Agreements........................................................................   41

         5.9      Tax Matters.................................................................................   42

         5.10     Listing.....................................................................................   42

         5.11     Resignation of Officers and Directors.......................................................   42

         5.12     Employee Service Credit.....................................................................   42

Section 6.Conditions Precedent to Obligations of Parent and Merger Sub........................................   43

         6.1      Accuracy of Representations.................................................................   43

         6.2      Performance of Covenants....................................................................   43

         6.3      Effectiveness of Registration Statement.....................................................   43

         6.4      Stockholder Approval........................................................................   43

         6.5      Agreements and Documents....................................................................   43

         6.6      No Material Adverse Change..................................................................   44

         6.7      HSR Act.....................................................................................   44

         6.8      No Restraints...............................................................................   44

         6.9      No Governmental Litigation..................................................................   44

         6.10     No Other Litigation.........................................................................   45

         6.11     Company Rights Plan.........................................................................   45

         6.12     Effectiveness of the Plan Amendment.........................................................   45

         6.13     Reincorporation in Delaware.................................................................   45

         6.14     No Reincorporation Liability................................................................   45

         6.15     Stockholder Approval........................................................................   45

                               Table Of Contents
                                  (continued)

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
Section 7.Conditions Precedent to Obligation of the Company...................................................   45

         7.1      Accuracy of Representations.................................................................   45

         7.2      Performance of Covenants....................................................................   46

         7.3      Effectiveness of Registration Statement.....................................................   46

         7.4      Stockholder Approval........................................................................   46

         7.5      Documents...................................................................................   46

         7.6      HSR Act.....................................................................................   46

         7.7      Listing.....................................................................................   46

         7.8      No Restraints...............................................................................   46

Section 8.Termination.........................................................................................   47

         8.1      Termination.................................................................................   47

         8.2      Effect of Termination.......................................................................   48

         8.3      Expenses; Termination Fees..................................................................   48

Section 9.Miscellaneous Provisions............................................................................   48

         9.1      Amendment...................................................................................   48

         9.2      Waiver......................................................................................   49

         9.3      No Survival of Representations and Warranties...............................................   49

         9.4      Entire Agreement; Counterparts..............................................................   49

         9.5      Applicable Law; Jurisdiction................................................................   49

         9.6      Attorneys' Fees.............................................................................   49

         9.7      Assignability...............................................................................   49

         9.8      Notices.....................................................................................   50

         9.9      Cooperation.................................................................................   51

         9.10     Construction................................................................................   51

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 10, 1999, by and among: Quantum Corporation, a Delaware corporation ("Parent"); Defiant Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Meridian Data, Inc., a Delaware corporation (the "Delaware Company") and Meridian Data, Inc., a California corporation, to the extent such corporation is in existence, (the "California Company"), (the Delaware Company and the California Company are referred to collectively herein as the "Company", and "Principal Company" shall mean, as between the California Company and the Delaware Company, that corporation the shares of which are registered under Section 12(g) of the Securities Act immediately prior to the Closing). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

          A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Principal Company in accordance with this Agreement, the Delaware General Corporation Law and such other state laws as may be applicable (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Principal Company will become a wholly owned subsidiary of Parent.

          B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a purchase.

          C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

          D. In order to induce Parent to enter into this Agreement and to consummate the Merger, certain stockholders of the Principal Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                   Agreement

          The parties to this Agreement, intending to be legally bound, agree as follows:

     Section 1.  Description of Transaction

            1.1 Merger of Merger Sub into the Principal Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Principal Company, and the separate existence of Merger Sub shall cease. The Principal Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and be a wholly owned subsidiary of Parent.

                                       1.

            1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, in the applicable provisions of the Delaware General Corporation Law (the "DGCL") and such other state laws as may be applicable .

            1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, located at Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be mutually agreed to by Parent and the Company (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and to file such other certificates of merger or analogous documents to be filed with the Secretary of State of such other states as may be required to effect the Merger. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

            1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

                 (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be Meridian Data, Inc.;

                 (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                 (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

            1.5  Conversion of Shares.

                 (a) Subject to Sections 1.5(b), 1.5(c) and 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                      (i) any shares of Company Common Stock then held by the Principal Company or any Subsidiary of the Principal Company (or held in the Principal Company's treasury) shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

                      (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

                                       2.

                      (iii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

                      (iv) except as provided in clauses "(i)" and "(ii)" of this sentence, each share of Company Common Stock then outstanding shall be converted into the right to receive 0.489 of a share of Parent Common Stock; provided, however, that:

                            (A) if the Parent Average Stock Price is less than
$14.00, then each outstanding share of Company Common Stock shall be converted into the number of shares of Parent Common Stock determined by dividing $7.00 by the Parent Average Stock Price, and

                            (B) if the Parent Average Stock Price is greater
than $20.00, then each outstanding share of Company Common Stock shall be converted into the number of shares of Parent Common Stock determined by dividing $10.00 by the Parent Average Stock Price.

                 (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to
Section 1.5(a)(iv) (as such fraction may be adjusted from time to time in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted. For example, if one share of Parent Common Stock, as constituted on the date hereof, is reconstituted into one share of Class A Common Stock and one-half of a share of Class B Common Stock and the Exchange Ratio is 0.5 such that 2 shares of Company Common Stock would convert into 1 share of Parent Common Stock as constituted on the date hereof, then with respect to the conversion into the reconstituted shares, 2 shares of Company Common Stock would be converted into 1 share of Class A Common Stock and 1/2 share of Class B Common Stock.

                 (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                                       3.

                 (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq on the Effective Date (or, if such date is not a trading day, then the trading day immediately preceding the Effective Date).

           1.6 Stock Options. At the Effective Time, all Company Options (as defined in Section 2.3(b)) shall be assumed by Parent in accordance with Section 5.4.

           1.7   Closing of the Company's Transfer Books. At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

           1.8   Exchange of Certificates.

                 (a) Harris Trust and Savings Bank or such other reputable bank or trust company selected by Parent prior to the Closing Date shall act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

                 (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together

                                       4.

with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                 (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

                 (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                 (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

           1.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code (the "CCC"), if such section is applicable to this Merger, ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a)(iii) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Chapter 13 of the CCC. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting

                                       5.

rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the CCC, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of Company Stock Certificate(s) previously representing such shares) Parent Common Stock in accordance with Section 1.5(a)(iii) (and cash in lieu of any fractional share in accordance with Section 1.5(d)) and any dividends or other distributions to which such holder is entitled in accordance with Section 1.8.

           1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

           1.11 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a purchase.

           1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

     Section 2.  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule and that has been delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

           2.1   Due Organization; Subsidiaries; Etc.

                 (a) The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

                 (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

                 (c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business

                                       6.

requires such qualification and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.

           2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto.

           2.3   Capitalization, Etc.

                 (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 8,242,531 shares have been issued and are outstanding as of May 1, 1999 (which amount does not materially differ from the number of shares outstanding as of the date of this Agreement); and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; and (ii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Contract. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

                 (B) As of May 1, 1999: (i) 2,355,342 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock pursuant to the Company's 1987 Incentive Stock Plan, 1988 Incentive Stock Plan, 1992 Key Empoyee Stock Plan, 1992 Incentive Stock Plan, 1995 Director Option Plan and the 1997 Stock Plan (collectively, the "Option Plans"); and (ii) 45,567 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1992 Employee Stock Purchase Plan (the "ESPP"). (Stock options granted by the Company pursuant to the Company's stock option plans that are currently in effect or that have been in effect and otherwise are referred to in this Agreement as "Company Options.") There are no Company Options other than Company Options outstanding under the Option Plans.
Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise

                                       7.

price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the extent to which such Company Option is vested and exercisable as of May 1, 1999. All Company Options vest as set forth on Part 2.3(b)(i) of the Company Disclosure Schedule. The Company has delivered to Parent accurate and complete copies of all Option Plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. Except as set forth in Part 2.3(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option.

                 (c) Except for the Rights and as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All Rights can be redeemed, at the sole option of the Company at one cent per right prior to the Effective Time.

          2.4    SEC Filings; Financial Statements.

                 (a) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 1997, and all amendments thereto and will deliver to Parent accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Company SEC Documents filed after the date hereof will so comply; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and

                                       8.

except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

           2.5 Absence of Changes. Since March 31, 1999, and except as otherwise set forth in Part 2.5 of the Company Disclosure Schedule:

                 (a) No event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

                 (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

                 (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for restricted stock repurchases from terminated employees made in the ordinary course consistent with past practices);

                (d) the Company has not sold, issued or granted, or authorized the issuance or grant of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b)(i) of the Company Disclosure Schedule) or permitted to be granted pursuant to Section 4.2, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                 (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                 (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

                 (g) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

                                       9.

                 (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since March 31, 1999, exceeds $50,000 in the aggregate;

                 (i) except in the ordinary course of business and consistent with past practices, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10), nor (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

                 (j) the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, nor (iii) waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

                 (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness except in the ordinary course and consistent with past practice and in accordance with GAAP;

                 (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

                 (m) the Company has not (i) lent money to any Person, nor (ii) incurred or guaranteed any indebtedness for borrowed money;

                 (n) the Company has not (i) established or adopted any Plan (as defined in Section 2.17(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                 (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

                 (p) the Company has not made any material Tax election;

                 (q) the Company has not commenced or settled any Legal Proceeding;

                 (r) the Company has not entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

                 (s) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

                                      10.

               (t) except for the Merger contemplated hereby, the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(s)" above.

          2.6 Title to Assets. The Company owns, and has good, valid and marketable title to all of the tangible properties and assets, real, personal and mixed, purported to be owned by it. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

          2.7 Receivables; Customers. All existing accounts receivable of the Company (including those accounts receivable reflected on the unaudited consolidated balance sheet of the Company as of March 31, 1999 included in the Company SEC Documents (the "Company Balance Sheet") that have not yet been collected and those accounts receivable that have arisen since March 31, 1999 and have not yet been collected) (a) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (b) represent revenues that have been recognized in accordance with GAAP.

          2.8 Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted. Part 2.8(a) of the Company Disclosure Schedule accurately identified all material items of equipment leased by the Company.
The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in
Part 2.8(b) of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company. The Company has valid leasehold interests in the items listed in Parts 2.8(a) and 2.8(b) of the Company Disclosure Schedule.

          2.9  Proprietary Assets.

               (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Company that are material to the business of the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made

                                      11.

available to the Company by any Person and is material to the business of the Company (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $25,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

               (b)

                    (i) The Company has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (A) substantially all current employees of the Company who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset or who have had access to any material Company Proprietary Assets have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, (B) all current employees, consultants and independent contractors and all employees who have left the employ of the Company within the past three years, in each case, who has or had access to or are or were involved in the creation of either (1) Company Source Code or (2) products embodying the Company Source Code, have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent; and (C) all former consultants and independent contractors who had access to or were involved in the creation of either (1) Company Source Code for the SNAP products or (2) products embodying the Company Source Code for the SNAP products, have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Proprietary Asset.

                                      12.

                    (ii) To the best of the knowledge of the Company, all consultants and independent contractors who (A) have performed services for the Company within the past three years but who are not current consultants and independent contractors and (B) had access to or was involved in the creation of either (1) Company Source Code (for products other than the SNAP products) or
(2) products embodying Company Source Code (other than Company Source Code for the SNAP products), have all executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Non-Disclosure Agreement previously delivered to Parent.

               (c) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or makes unlawful or unauthorized use of or with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

               (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct their business in the manner in which such business is being conducted. Except as is set forth on
Schedule 2.9(d)(ii) of the Company Disclosure Schedule, the Company has not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

               (e) Except as set forth in Part 2.9(e)(i) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.10(a)(xii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule lists the Company Source Code or portions thereof which the Company plans to annotate with comments in a manner as is

                                      13.

customary for software developers which would facilitate the maintenance and enhancement of such Company Source Code.

               (f) (i) Each of the products that are or have been (within the last three years) designed, created, developed, assembled, manufactured or sold by the Company conforms in all material respects with any specification, documentation and performance standard, made or provided with respect thereto by or on behalf of the Company; (ii) each Company Source Code conforms in all material respects to design specifications and documented performance criteria; and (iii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, or documented performance criteria made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. To the best of the knowledge of the Company, the Company has established adequate reserves on the Company Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

               (g) To the best of the knowledge of the Company, except as set forth in Part 2.9(g)(i) of the Company Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned, licensed or used by the Company for its internal business operations is Year 2000 Compliant. Except as set forth in Part 2.9(g)(ii) of the Company Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by the Company is Year 2000 Compliant. Except as set forth in Part 2.9(g)(iii) of the Company Disclosure Schedule, the Company has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant, and has obtained warranties or other written assurances from each of its suppliers to the effect that the products and services provided by such suppliers to the Company is Year 2000 Compliant. As used in this Agreement, "Year 2000 Compliant" means, with respect to a computer, computer program or other item of software, that such computer, computer program or other items of software will properly perform date sensitive functions before, during and after the Year 2000. Part 2.9(g)(iv) of the Company Disclosure Schedule sets forth a brief description of the Year 2000 Compliant and non-Year 2000 Compliant systems, and a brief description of the actions taken to date, and proposed to be taken, with respect to all Company utilized systems.

               (h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

               (i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, each SNAP product, SNAP system, SNAP program, SNAP Proprietary Asset or other

                                      14.

SNAP asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such SNAP product, SNAP system, SNAP program, SNAP Company Proprietary Asset or other SNAP asset (or the operation or performance thereof). Part 2.9(i) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent "bug list" with respect to each SNAP product and SNAP product under development or pre-release testing.

               (j) Except as set forth in Part 2.9(j) of the Company Disclosure Schedule, each product, system, program, Proprietary Asset or other asset (other than SNAP products, SNAP systems, SNAP programs, SNAP Proprietary Assets and other SNAP assets) designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Proprietary Asset or other asset (or the operation or performance thereof).

          2.10 Contracts.

               (a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                    (i) any Contract or outstanding offer either (i) relating to the employment of, or the performance of services by, any executive officer or (ii) involving compensation in excess of $75,000 per annum (other than oral Contracts with employees who are terminable "at will"); any Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; any Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments in respect of salary) to any current or former employee or director; and any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated;

                    (ii) any Contract (A) with any customer of the Company with respect to which the Company has received revenues of more than $100,000 for the year ended December 31, 1998; (B) with respect to the distribution or marketing of any product of the Company with respect to which the Company has received revenues of more than $100,000 for the year ended December 31, 1998; or (C) relating to the acquisition, transfer, development, sharing, license (to or by the Company), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Company under any third party software license generally available to the public);

                    (iii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company;

                                      15.

                    (iv) any Contract imposing any restriction on the right or ability of the Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor,
(D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

                    (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

                    (vi) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation;

                    (vii) any Contract imposing any confidentiality obligation on the Company which is either (a) entered into outside the ordinary course of business or (b) relating to the Proprietary Assets of others;

                    (viii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Company and any contractor or subcontractor to any Governmental Body);

                    (ix) any Contract requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                    (x) any Contract that (i) has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company and (ii) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in any calendar year in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in any calendar year in the aggregate;

                    (xi) any joint marketing or development Contract currently in force under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 60 days or less, or any material Contract pursuant to which the Company has continuing material obligations to jointly develop any Proprietary Asset that will not be owned, in whole or in part, by the Company and which may not be canceled without penalty upon notice of 90 days or less;

                    (xii) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm

                                      16.

contained in or relating to any source code, of the Company Proprietary Asset that is material to the Company;

                    (xiii) any Contract pursuant to which any amounts may become payable (whether currently or in the future) as a result of or in connection with the Merger (whether to current or former officers and directors of the Company or otherwise);

                    (xiv) any Contract (not otherwise identified in clauses "(i)" through "(xiv)" of this sentence) that could reasonably be expected to have a Material Adverse Effect on the Company or to any of the transactions contemplated by this Agreement; and

                    (xv) any other Contract, if a breach of such Contract could have a Material Adverse Effect on the Company.

The Company has delivered to Parent an accurate and complete copy of each Material Contract.

               (b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not and, to the best of the knowledge of the Company, no Person has violated or breached, or committed any default under, any Material Contract.

               (c) The Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except for violations, breaches or defaults that have not had and could not have a Material Adverse Effect on the Company; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could (with or without notice or lapse of time), (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Contract, (E) result in the disclosure, release or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate or modify any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not have a Material Adverse Effect on the Company; and (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not have a Material Adverse Effect on the Company.

          2.11 Sale of Products; Performance of Services

               (a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, since January 1, 1996, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person conformed and complied in all material respects

                                      17.

with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

               (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

               (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since January 1, 1996, no customer or other Person has asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company.

          2.12 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, including, without limitation, any liabilities relating to costs associated with insuring that all software and hardware (and related Company Proprietary Assets) that are sold, licensed or transferred by the Company to any Person, computer systems, any software utilized by the Company or other components of the Company's information technology infrastructure are Year 2000 Complaint (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such on the Company Balance Sheet and (b) normal and recurring current liabilities that have been incurred by the Company since March 31, 1999 in the ordinary course of business and consistent with past practices.

          2.13 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1996, the Company has not received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

          2.14 Certain Business Practices. Neither the Company nor (to the best of the knowledge of the Company) any director, officer, agent or employee of the Company has, on behalf of the Company (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          2.15 Governmental Authorizations; Customs.

                                      18.

               (a) The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since January 1, 1996 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 1996, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

               (b) Part 2.15(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of the Company by a Governmental Body. The Company is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Company Disclosure Schedule. The Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company or any or its subsidiaries import into the United States or into any other country (the "Imported Goods"). There are currently no material claims pending against the Company by the U.S. Customs Service or any foreign customs authority relating to the valuation, classification or marking of the Imported Goods.

          2.16 Tax Matters.

               (a) Each Tax Return required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date other than periods that have been closed by the applicable statute of limitations (the "Company Returns") (i) has been or will be filed on or before the applicable due date, and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

               (b) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 1999 in accordance with generally accepted accounting principles. Since March 31, 1999, the Company has not incurred any Liability for any Tax other than in the ordinary course of its business.

               (c) Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that is currently in effect, and no such extension or waiver has been requested from the Company.

                                      19.

               (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

               (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (or any comparable provision under state or foreign Tax laws). The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          2.17 Employee and Labor Matters; Benefit Plans.

               (a) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death or disability benefits, hospitalization, medical, insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension, retirement or other employee benefit plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company. (All plans, programs and agreements of the type referred to in the prior sentence are referred to in this Agreement as the "Plans.") None of the Plans required to be identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

               (b) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, the Company does not sponsor or contribute to, and has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employee or director of the Company (a "Pension Plan"). None of the Pension Plans required to be identified in Part 2.17(a) of the Company Disclosure Schedule is subject to Title IV of ERISA or Section 412 of the Code.

                                      20.

          (c) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any current or former employee or director of the Company (a "Welfare Plan"), or (ii) self-funded medical, dental or other similar Plan.

          (d)  With respect to each Plan, the Company has delivered to Parent:
(i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) Except as set forth in Part 2.16(e) of the Company Disclosure Schedule, the Company is not and has never been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company has no plan or commitment to create any additional Pension Plan or Welfare Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Company.

          (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Company after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

          (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.17(h) of the Company Disclosure Schedule describes all obligations of the Company under any of the provisions of COBRA.

                                      21.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification from the Internal Revenue Service, and nothing has occurred that would adversely affect the ability of the Company to rely on each such determination letter.

          (k) Except as set forth in Part 2.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

          (l) Part 2.17(l) of the Company Disclosure Schedule identifies each employee of the Company as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), such employee's employer, date of hire and position and the principal office of such employee. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Company are "at will" employees.

          (m) Part 2.17(m) of the Company Disclosure Schedule identifies each employee of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee's return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) The Company has good labor relations, and the Company has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) as of the date of this Agreement, any of the employees of the Company intend to terminate his or her employment with the Company.

     2.18 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by

                                      22.

the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. To the best of the Company's knowledge, (a) all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. The Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial' action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

     2.19 Insurance. The Company has delivered to Parent a copy of each material insurance policy and each self insurance program or arrangement relating to the business, assets and operations of the Company. Each such insurance policy is in full force and effect. Since January 1, 1996, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company; and, to the best of the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     2.20 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities
Act) of the Company as of the date of this Agreement.

                                      23.

     2.21  Legal Proceedings; Orders.

           (a) As of the date hereof, there is no pending Legal Proceeding, and to the best of the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other circumstance or condition exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other representative of the Company to seek indemnification from, or commence a Legal Proceeding against or involving, the Company.

          (b) There is no material order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best of the knowledge of the Company, no officer or key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

     2.22 Authority; Inapplicability of Anti-takeover Statutes; Binding
Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has
(a) determined (pursuant to a unanimous vote of all members of the board of directors of the Company) that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the execution, delivery and performance of this Agreement by the Company and approved (pursuant to a unanimous vote of all members of the board of directors of the Company) the Merger, (c) recommended (pursuant to a unanimous vote of all members of the board of directors of the Company) the approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted (pursuant to a unanimous vote of all members of the board of directors of the Company) a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. The Company is not subject to
Section 2115 of the California Corporations Code. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.23 Section 203 of the DGCL Not Applicable; Company Rights Plan. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to

                                      24.

business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of those certain Voting Agreements of even date herewith between Parent and each of the Persons identified on Exhibit G hereto, the board of directors of the Company approved said Voting Agreements and the transactions contemplated thereby. The board of directors of Company has taken all actions so that the Company Rights Plan has been amended to (i) render the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (y) a Distribution Date (as such term is defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

     2.24 No Discussions. Neither the Company, nor any Representative of the Company, (i) is, or has at any time since January 1, 1998 been, engaged, directly or indirectly, in any discussions or negotiations with any Person relating to any Acquisition Proposal, (ii) has solicited, initiated, encouraged or induced, or provided any nonpublic information to any Person relating to any Acquisition Proposal, or (iii) has received any Acquisition Proposal.

     2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.26 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

           (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or

                                      25.

that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any such Company Contract, or (iv) cancel, terminate or modify any term of such Company Contract;

           (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

           (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of the Company Source Code, or the transfer of any material asset of the Company to any Person.

Except as set forth on Section 2.26(f) of the Company Disclosure Schedule, or as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.27 Fairness Opinion. The Company's board of directors has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") , financial advisor to the Company, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company will promptly furnish to Parent an accurate and complete copy of said written opinion dated the date of this Agreement.

     2.28 Financial Advisor. Except for DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that may become payable to DLJ by the Company if the Merger is consummated have been communicated to Parent and the amounts to be paid shall not exceed the amounts so communicated. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of DLJ.

     2.29 Registration Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form

                                      26.

S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

     Section 3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement and signed by an executive officer of Parent (the "Parent Disclosure Schedule"):

             3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent.

             3.2 Capitalization, Etc. As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) five hundred million (500,000,000) shares of Parent Common Stock, $0.01 par value per share, of which, as of April 25, 1999, 167,470,969 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) were issued and outstanding; and (ii) four million (4,000,000) shares of preferred stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are no outstanding subscriptions, options, calls, warrants or rights to acquire shares of Parent Common Stock other than pursuant to stock issuance or stock option plans or other arrangements disclosed in the Parent SEC Documents. The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock, $0.001 par value per share, all of which have been issued and are outstanding as of the date of this Agreement and are held by Parent. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.

                                      27.

             3.3  SEC Filings; Financial Statements.

                  (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1997 and will deliver to the Company accurate and complete copies of all such reports, registration statements and definitive proxy statements filed after the date of this Agreement and prior to the Effective Time (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

             3.4 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

             3.5 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger

                                      28.

Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

             3.6 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger.

             3.7 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

             3.8 Valid Issuance. The shares of Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable Federal and state securities laws and the rules and regulations of the Nasdaq National Market.

     Section 4.   CERTAIN COVENANTS

            4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Company to:
(1) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (2) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                  (a) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including copies of the

                                      29.

unaudited quarterly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows;

                  (b) any written materials or communications sent by or on behalf of the Company to its stockholders;

                  (c) any material notice, document or other communication sent by or on behalf of the Company to any party to any Company Contract or sent to the Company by any party to any Company Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                  (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

                  (e) any material notice, report or other document received by the Company from any Governmental Body .

          4.2     Operation of the Company's Business.

                  (a) During the Pre-Closing Period: (i) the Company shall ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall provide all notices, assurances and support required by any Company Contract relating to any Company Proprietary Asset in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of, (A) any transfer or disclosure by the Company of any Company Source Code, or (B) a release from any escrow of any Company Source Code which has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) cause all new employees and consultants to enter into an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent.

                  (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit the Company to:

                      (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                                      30.

          (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security (except that the Company may grant options to employees hired after the date hereof below the level of vice president in amounts and with such terms as are consistent with the Company's past practices), or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock (x) upon the valid exercise of Company Options outstanding as of the date of this Agreement pursuant to the Option Plans, and (y) pursuant to the ESPP);

          (iii) except for the Plan Amendment, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

          (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

          (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (vi) make any individual capital expenditure in excess of $50,000 or capital expenditures made on behalf of the Company during the Pre-Closing Period, exceeding $200,000 in the aggregate;

          (vii) make any payments outside of the ordinary course of business;

          (viii)enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, waive any material right or remedy under, or, except in the ordinary course of business consistent with past practice, exercise any material right under, any Material Contract;

          (ix) acquire, lease or license any right, property or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right, property or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

          (x) lend money to any Person, or incur or guarantee any indebtedness, or issue or sell any debt securities or warrants or right to acquired debt securities of the Company or guarantee any debt securities of others (other than travel advances to employees in the ordinary course of business);

                                      31.

          (xi) establish, adopt or amend any employee benefit plan (including adding employees who are not covered by the Severance Plan as of the date of this Agreement to the Severance Plan), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans referred to in Part 2.17(a) of the Company Disclosure Schedule);

          (xii) hire any employee at the level of director or above, or with an annual base salary in excess of $100,000, or engage any consultant or independent contractor for a period exceeding sixty (60) days or for monthly compensation in excess of $10,000;

          (xiii) materially revalue any of its assets or change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

          (xiv) change the status, title or responsibilities, including without limitation, termination or promotion, of any vice president level employee or above of the Company, promote any employee to the level of vice president or above in the Company, or promote anyone to an officer position in the Company;

          (xv) transfer or license to any Person or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the Proprietary Assets of the Company, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practice;

          (xvi) encumber any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

          (xvii)  make any Tax election;

          (xviii) commence or settle any Legal Proceeding;

          (xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

          (xx) except for the Merger, take any action that would result in or contribute to the acceleration of options or require any payment to be made pursuant to the Severance Plan; or

          (xxi) agree or commit to take any of the actions described in clauses "(i)" through "(xx)" of this Section 4.2(b); provided, however, that nothing in this

                                      32.

Section 4.2(b) shall prevent the Company from complying with its obligations under Section 4.7 hereof.

               (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule; (iv) any material breach of any covenant or obligation of the Company; (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company, and (vi) any option grant made by the Company (specifying the name and title of the optionee, number of option shares, vesting schedule, exercise price and other material terms). Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

               (d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.2(c) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

          4.3  No Solicitation.

               (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8, the Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to:

                                      33.

               (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

               (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal;

               (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

               (iv)  approve, endorse or recommend any Acquisition Proposal; or

               (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that (A) nothing herein shall prohibit the Company's board of directors from disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act and (B) prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this
Section 4.3(a) from (x) furnishing nonpublic information regarding the Company to, or (y) entering into discussions with, any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if:

                     (1) neither the Company nor any Representative of the Company shall have violated any of the restrictions set forth in this Section
4.3 ;

                     (2) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law;

                     (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company; and

                     (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company. In addition to the

                                      34.

foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) not recommend a Superior Offer to its shareholders for a period of not less than the greater of three (3) business days or seventy-two (72) hours after Parent's receipt of a copy of such Superior Offer (pursuant to Section 4.3(b) below).

               (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

               (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

          4.4  Proprietary Assets.

               (a) During the Pre-Closing Period, the Company shall use its best efforts to evaluate whether products it manufactured prior to December 31, 1997 are Year 2000 Compliant, document such compliance or lack thereof, and assess the financial impact on the Company for liability to third parties for any products the Company manufactured which are not Year 2000 Compliant.

               (b) The Company shall complete the annotations listed in Part 2.9(e)(ii) of the Company Disclosure Schedule by June 10, 1999.

          4.5 Termination of Plans. Upon the request of Parent, to the extent permitted under applicable law and applicable contracts and the terms of such Plan (including but not limited to the Company's 401(k) Plan), the Company will terminate any Plan immediately prior to the Closing.

          4.6 Plan Amendment. During the Pre-Closing Period, the Company shall use its best efforts to amend the Severance Plan as provided in the Plan Amendment.

          4.7 Approval of Delaware Reincorporation. The Company shall take all action necessary under all applicable Legal Requirements to remedy the California Company's failure to obtain the requisite shareholder approval prior to filing the Agreement and Plan of Merger, dated as of May 29, 1997, between the California Company and the Delaware Company (the "1997 Reincorporation") under the CCC and the DGCL, such that the Delaware Company shall be the Principal Company. The Company shall use its best efforts to remedy such failure as promptly as practicable after the date of this Agreement. If the Company shall not have remedied such failure to Parent's reasonable satisfaction by June 7, 1999, and if it shall be necessary, in the reasonable judgment of Parent, that, in order to remedy such failure, the Company needs to hold a special meeting of the holders of the Company Common Stock (the "Reincorporation Meeting") to consider, act upon and vote upon the reincorporation of Principal Company in the State of Delaware or to ratify the 1997 Reincorporation, the Company shall take all actions necessary under all applicable Legal Requirements to call, give notice of,

                                      35.

convene and hold the Reincorporation Meeting, in each case as promptly as practicable after the date of such request from Parent; provided, that in no event shall the Reincorporation Meeting be held later than thirty (30) days after the mailing of a definitive proxy statement relating to the Reincorporation Meeting. The Company shall ensure that the Reincorporation Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Reincorporation Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Reincorporation Meeting in accordance with this Section 4.7 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

          4.8    Parent Notification.

                 (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule; (iv) any material breach of any covenant or obligation of Parent; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. No notification given to the Company pursuant to this Section 4.8(a) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

                 (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.8(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied.

     Section 5.  Additional Covenants of the Parties

             5.1 Registration Statement; Prospectus/Proxy Statement. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to

                                      36.

be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. provided, however, that notwithstanding anything to the contrary contained in this Section 5.1(a), if (and to the extent) Parent so elects: (i) the Proxy Statement/Prospectus shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under the Securities Act); (ii) until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act, all amendments to the Proxy Statement/Prospectus shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the Form S-4 Registration Statement with the SEC until such time as Parent has determined that it is reasonably likely that the SEC will promptly declare the Form S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

          5.2  Company Stockholders' Meeting.

               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall not be held fewer than twelve trading days following the Parent stockholders' meeting related to the tracking stock proposal (the "Parent Meeting") and shall not be held fewer than thirty (30) days after following the Reincorporation Meeting, (unless Parent shall have provided its prior written consent to hold the Parent Meeting within a lesser number of days following the Reincorporation Meeting) but will be held as promptly as practicable after the later to occur of the (1) twelfth day following the Parent Meeting or (2) the thirtieth day following the Reincorporation Meeting, and in any event within forty-five (45) days after the latest of (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act, (B) the Parent Meeting or (C) the Reincorporation Meeting; provided, however, that if the proxy materials for the Parent Meeting have not been mailed by August 31, 1999, then on August 31, 1999 the date for the Company Stockholders' Meeting shall be set for as soon as practicable thereafter and in any event no later than the latest of (1) October 31, 1999, (2) forty-

                                      37.

five (45) days after the effective date of the Form S-4 Registration Statement, or (3) forty-five (45) days after the Reincorporation Meeting; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Shareholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

          (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

          (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.3, (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law,
(iv) the Company provides Parent with at least 48 hours prior notice of any meeting of the Company's board of directors at which such board of directors is expected to consider such Superior Offer, and (v) the Company's board of directors does not withdraw, amend or modify its unanimous recommendation in favor of the Merger for at least 72 hours after the Company provides Parent with the name of the Person making such Superior Offer and

                                      38.

a copy of such Superior Offer. Nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

          5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

          5.4  Stock Options.

               (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share

                                      39.

exercise price under such Company Option by the Exchange Ratio and rounded up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, promptly after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this
Section 5.4(a).

          (b) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

          (c) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(d).

     5.5  Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of those persons Who are directors and officers of the company as of the date of this agreement (the "indemnified persons") for acts and omissions occurring prior to the effective time, as provided in the company's bylaws (as in effect as of the date of this agreement) and as provided in the indemnification agreements between the company and said indemnified persons (as in effect as of the date of this agreement), shall survive the merger and shall be observed by the surviving corporation and parent to the fullest extent available under delaware law for a period of six years from the effective time.

          (b) From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation or Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation or Parent may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy

                                      40.

(the "Premium Amount"). In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds the Premium Amount, the Surviving Corporation or Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the maximum amount of coverage that can be obtained for a premium equal to the Premium Amount.

          5.6       Additional Agreements.

                    (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use its best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use its best efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

                    (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of any assets;
(ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Company Proprietary Asset or any Proprietary Asset of Parent, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Company Proprietary Asset or Proprietary Asset of Parent; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company.

          5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) the disclosing party shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

          5.8 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other

                                      41.

Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit B.

          5.9 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward llp and to Brobeck, Phleger & Harrison llp tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward llp and to Brobeck, Phleger & Harrison llp the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward llp and Brobeck, Phleger & Harrison llp, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

          5.10 Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

          5.11 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each director and officer of the Company.

          5.12 Employee Service Credit. Parent intends to maintain or cause the Company to maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of Company which are substantially similar to those benefits provided for Parent's employees, including, without limitation, any of the following benefit plans maintained by Parent: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Section 125 benefit arrangements, bonus profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employee stock option and stock purchase plans, to the extent Company employees meet the eligibility requirements for each such plan or program. Parent intends that Company's employees shall be given credit, for purposes of any service requirements for participation, for their period of service with the Company prior to the Effective Date, and Company employees shall also, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in 1999 in co-payments, deductibles or co-insurance under comparable programs maintained by the Company prior to the date hereof. In addition, Parent intends that, to the maximum extent allowable under the Company's medical/health plans, no Company employee who participates in any medical/health plan of the Company at the Effective Date shall be denied coverage under Parent's medical/health plan by reason of any pre-existing condition exclusions.

                                      42.

     Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement other than the representations and warranties contained in Sections 2.1; 2.3; 2.9(a),(b)(i),(c),(d),(e),(f),(h) and
(i); 2.10(a)(xii); 2.10(b) and (c), to the extent such Sections 2.10(b) and (c) relate to Material Contracts of the type specified in Section 2.10(a)(xii); and
2.24 (collectively, the "Special Representations") shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company contained in the Special Representations of this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

          6.4 Stockholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

          6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                                      43.

               (a) Affiliate Agreements in the form of Exhibit B executed by the Persons listed identified in Part 2.20 of the Company Disclosure Schedule;

               (b) Noncompetition Agreements in the form of Exhibit C-1, executed by the persons listed on Exhibit D-1 and Employee Proprietary Information and Invention Agreements in the form of Exhibit C-2, executed by the persons listed on Exhibit D-2;

               (c) Executive Employment Agreement with Gianluca Rattazzi in the form of Exhibit E;

               (d) Voting Agreements in the form of Exhibit F, executed by the persons listed on Exhibit G;

               (e) a legal opinion of Cooley Godward llp dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.9);

               (f) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.10, 6.11, 6.12 and 6.13 have been duly satisfied; and

               (g) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

          6.6 No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company which has had or is reasonably likely to have a Material Adverse Effect on the Company.

          6.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.9 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive

                                      44.

dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company.

          6.10 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would affect adversely the right of Parent or the Company to own the assets or operate the business of the Company.

          6.11 Company Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights under the Company Rights Plan or render such Rights inapplicable to the Merger shall have been taken.

          6.12 Effectiveness of the Plan Amendment. The Severance Plan shall have been amended by the Plan Amendment and the Plan Amendment shall be effective as of immediately prior to the Closing with respect to all employees of the Company eligible for benefits under the Severance Plan.

          6.13 Reincorporation in Delaware. The Company shall have taken all action required under Section 4.7 hereof such that the Principal Company shall have succeeded to all of the rights, privileges, powers and franchises of the California Company, and if any capital stock shall have been issued by the Principal Company in any reincorporation of the Principal Company in the State of Delaware, such issuance shall have been in compliance with all applicable state securities or blue sky laws and shall have been exempt from registration under the Securities Act.

          6.14 No Reincorporation Liability. In the reasonable judgment of Parent, there shall not have been an adverse effect on, and there shall not exist any liability of, the Company or Parent, and there shall not be any reasonable expectation of an adverse effect on the Company or Parent, or reasonable expectation of the Company or Parent incurring any liability, related to the California Company's failure to obtain the requisite shareholder approval prior to the 1997 Reincorporation, other than reasonable expenses incurred by the Company (including reasonable attorneys' fees) in connection with remedying such failure not to exceed $1,000,000 in the aggregate.

          6.15 Stockholder Approval. Fewer than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

                                      45.

     Section 7.  Conditions Precedent to Obligation of the Company

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

          7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

          7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

          7.4 Stockholder Approval. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

          7.5 Documents. The Company shall have received the following documents:

                 (a) a legal opinion of Brobeck, Phleger Harrison llp, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Brobeck, Phleger Harrison llp may rely upon the tax representation letters referred to in Section 5.9), provided, however, that if Brobeck, Phleger & Harrison LLP fails to deliver such opinion, Cooley Godward LLP may deliver it and rely upon the tax representation letter referred to in Section 5.9; and

                 (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

          7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

                                      46.

          7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

     Section 8.  Termination

            8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote):

                 (a) by mutual written consent of Parent and the Company;

                 (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

                 (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                 (d) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement and unless the Company shall have made all payments required to be made to Parent pursuant to
Section 8.3(b);

                 (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

                 (f) by Parent if any of the Company's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any respect, in either case such that any of the conditions set forth in sections 6.1 or 6.2 would not be satisfied as of the time such representation or warranty was or shall have become inaccurate or as of the time of such breach; provided, however, that Parent may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in the Company's representations and warranties that is curable by the Company or on account of a breach of a covenant by the Company that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 30 days after receiving written notice from Parent of such inaccuracy or breach; or

                                      47.

                 (g) by the Company if any of Parent's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any respect, in either case such that any of the conditions set forth in Sections 7.1 or 7.2 would not be satisfied as of the time such representation or warranty was or shall have become inaccurate or as of the time of such breach; provided, however, that the Company may not terminate this Agreement under this Section 8.1(g) on account of an inaccuracy in Parent's representations and warranties that is curable by Parent or on account of a breach of a covenant by Parent that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 30 days after receiving written notice from the Company of such inaccuracy or breach.

          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any intentional or willful inaccuracy in or intentional or willful breach of any representation, warranty or covenant contained in this Agreement.

          8.3    Expenses; Termination Fees.

                 (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing of the premerger notification and report forms relating to the Merger under the HSR Act.

                 (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and (A) a Company Acquisition is consummated or (B) a proposed Company Acquisition is publicly announced, in either case at any time prior to the first anniversary of the date of this Agreement, or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e), then, in either such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $4,550,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company contemporaneously with the earlier of the consummation of such Company Acquisition or such announcement regarding a proposed Company Acquisition, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

                                      48.

     Section 9.  Miscellaneous Provisions

          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); provided, however, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.2    Waiver.

                 (a) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                 (b) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

          9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return

                                      49.

receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

          9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that Section 5.5 hereof shall confer a benefit on the Indemnified Persons.

          9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:            Quantum Corporation
                              500 McCarthy Blvd.
                              Milpitas, CA 95035
                              Attn: General Counsel
                              Facsimile: 408-324-7005

     with a copy to:          Cooley Godward LLP
                              5 Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA  94306-2155
                              Attn:  Patrick A. Pohlen, Esq.
                              Facsimile:  650-857-0663

     if to Merger Sub:        Defiant Acquisition Sub, Inc.
                              500 McCarthy Blvd.
                              Milpitas, CA 95035
                              Attn: General Counsel
                              Facsimile: 408-324-7005

                                      50.

     with a copy to:          Cooley Godward LLP
                              5 Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA  94306-2155
                              Attn:  Patrick A. Pohlen, Esq.
                              Facsimile:  650-857-0663

     if to the Company:       Meridian Data, Inc.
                              5615 Scotts Valley Drive
                              Scotts Valley, CA 95006
                              Attn:  President and Chief Executive Officer
                              Facsimile: (831) 438-4234

     with a copy to:          Brobeck, Phleger & Harrison LLP
                              Spear Street Tower
                              One Market Street
                              San Francisco, CA  94105
                              Attn:  Michael J. Kennedy, Esq.
                              Facsimile:  415-442-1010

     9.9       Cooperation.   Each party agrees to cooperate fully with the
other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.10      Construction.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                                      51.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

                              Quantum Corporation

                              By:   _______________________________________
                                    Michael Brown,  Chairman, Chief Executive
                                    Officer and President

                              Defiant Acquisition Sub, Inc.

                              By:   _______________________________________
                                    Peter van Cuylenburg, Chairman, Chief
                                    Executive Officer and President

                              Meridian Data, Inc. (Delaware)

                              By:   _______________________________________
                                    Gianluca U. Rattazzi, President and Chief
                                    Executive Officer

                              Meridian Data, Inc. (California)

                              By:   _______________________________________
                                    Gianluca U. Rattazzi, President and Chief
                                    Executive Officer


                                Signature Page

                                   Exhibit A

                              Certain Definitions

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than twenty percent (20%) of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company;

     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than twenty percent (20%) of the assets of the Company; or

     (c) any liquidation or dissolution of the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Company Acquisition. "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale.

     Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Principal Company, together with the associated Rights.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become

                                     A-1.

bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Rights Plan. "Company Rights Plan" shall mean the Preferred Shares Rights Agreement dated as of August 11, 1997 between the Company and Bank Boston, N.A..

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Company Source Code. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with

                                     A-2.

issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

     Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company taken as a whole, except to the extent that any such event, violation, inaccuracy, circumstance or other matter results from (x) the effect of the public announcement, pendency or consummation of the Merger on the current or prospective customers or suppliers of the Company, (y) changes in trading prices for the Company's capital stock, or (z) changes in general economic conditions or changes affecting the industry generally in which the Company operates; provided, however, that in the case of the exceptions set forth in (x), (y) and
(z) above, the entity relying upon such exception to demonstrate that a Material Adverse Effect had not occurred shall bear the burden of proof by a preponderance of the evidence, that such exception is applicable, (ii) the ability of the Company to consummate the Merger or any of the other

                                     A-3.

transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole, except to the extent that any such event, violation, inaccuracy, circumstance or other matter results from (x) the effect of the public announcement, pendency or consummation of the Merger on the current or prospective customers or suppliers of Parent or any of its subsidiaries, (y) changes in trading prices for the Parent's capital stock or (z) changes in general economic conditions or changes affecting the industry or industries generally in which Parent and its subsidiaries operate; provided, however, that in the case of the exceptions set forth in (x), (y) and (z) above, the entity relying upon such exception to demonstrate that a Material Adverse Effect had not occurred shall bear the burden of proof by a preponderance of the evidence, that such exception is applicable.

     Materials of Environmental Concern. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     NASD.  "NASD" shall mean the National Association of Securities Dealers,
Inc.

     Parent Average Stock Price. "Parent Average Stock Price" shall mean the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five (5) consecutive trading days ending on and including the second trading day immediately preceding the date on which a final vote of the stockholders of the Company on the adoption and approval of this Agreement and the approval of the Merger shall have been held. For example, if one share of Parent Common Stock, as constituted on the date hereof, is reconstituted into one share of Class A Common Stock and one-half of a share of Class B Common Stock, and the average of the closing sales price of a share of Class A Common Stock for such consecutive trading days is $15.00 and the average of the closing sales price of a share of Class B Common Stock for such five trading days is $10.00, then the Parent Average Stock Price would be $20.00 (i.e. $15.00 per Class A share plus the product of 0.5 of a Class B share times $10.00 per Class B share).

     Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent, as constituted as of the date of this Agreement or such class or classes of shares into which the Parent Common Stock may be changed by reason of any reclassification, recapitalization or other similar transaction.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Plan Amendment.  "Plan Amendment" shall mean the Plan Amendment attached as
Schedule 2.17(k)(i) to the Company Disclosure Schedule.

                                     A-4.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Prospectus/Proxy Statement. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     Rights. "Rights" shall mean the preferred share purchase rights issued pursuant to the Company Rights Plan.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Severance Plan. "Severance Plan" shall mean the Parallan Computer, Inc. Severance Plan which is attached as Schedule 2.17(k) to the Company Disclosure Schedule.

     Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

                                     A-5.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Stockholders' Meeting within forty-five (45) days after the latest of (A) the date the Form S-4 Registration Statement is declared effective under the Securities Act, (B) the Reincorporation Meeting, or (C) either the Parent Meeting (if the proxy materials for the Parent Meeting shall have been mailed by August 31, 1999) or October 31, 1999 (if the proxy materials for the Parent Meeting shall not have been mailed by August 31, 1999); (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after such Acquisition Proposal is announced or (B) otherwise takes actions inconsistent with opposing such Acquisition Proposal; or (ix) the Company breaches or is deemed to have breached any of its obligations under Section 4.3 of the Agreement.

                                     A-6.

                                   Exhibits

Exhibit A      -     Certain Definitions

Exhibit B      -     Form of Affiliate Agreement

Exhibit C-1    -     Form of Noncompetition Agreement

Exhibit C-2    -     Form of Employee Proprietary Information and Invention Agreement

Exhibit D-1    -     Persons to Execute Noncompetition Agreements in the form of Exhibit C-1

Exhibit D-2     -     Persons to Execute Employee Proprietary Information and Invention Agreement in the form of Exhibit C-2

Exhibit E       -     Executive Employment Agreement with Gianluca Rattazzi

Exhibit F       -     Voting Agreement

Exhibit G       -     Persons to Execute Voting Agreement

                                  Exhibit D-1

    Persons to Execute Noncompetition Agreement in the Form of Exhibit C-1


1.  Gianluca Rattazzi

2.  Luciano Dalle Ore

3.  Carlo Garbagnati

4.  Trevor Heathorn

5.  Shmuel Shottan


                                     A-2.

                                  Exhibit D-2

Persons to Execute Employee Proprietary Information and Invention Agreement in
                            the Form of Exhibit C-2


1.  Carlo Garbagnati

2.  Trevor Heathorn

3.  Shmuel Shottan

                                     A-3.

                                   Exhibit G

         Persons to Execute Voting Agreement in the Form of Exhibit G


1.  Charlie Bass

2.  Gianluca Rattazzi

3.  Erik Miller

4.  Shmuel Shottan

5.  Mario Rosati

6.  Pierluigi Zappacosta

7.  Peter Johnson

                                     A-4.